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Exhibit 3.3

STATE OF DELAWARE
CERTIFICATE OF FORMATION

OF

ABRAXAS GENERAL PARTNER, LLC

        This Certificate of Formation of Abraxas General Partner, LLC is being duly executed and filed by Barbara M. Stuckey, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. Chapter 18).

        FIRST: The name of the limited liability company formed hereby is Abraxas General Partner, LLC.

        SECOND: The address of the registered office in the State of Delaware for the limited liability company formed hereby is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

        THIRD: This Certificate of Formation shall be effective on the date of filing.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 18th day of May, 2007.

By:	/s/ BARBARA M. STUCKEY Barbara M. Stuckey Authorized Person

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STATE OF DELAWARE CERTIFICATE OF FORMATION OF ABRAXAS GENERAL PARTNER, LLC